Exhibit 3
PURCHASE AGREEMENT
As of December 4, 2007
Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London, England EC1A 1HQ
Dear Sirs:
     TDK Corporation, a Japanese corporation (the “Purchaser”), subject to the terms and conditions and in reliance upon the representations and warranties set forth herein, confirms its agreement with Merrill Lynch International (“Merrill Lynch”) to purchase from Merrill Lynch nine hundred and fifteen thousand (915,000) shares (the “Acquisition Shares”) of common stock, $0.01 par value (the “Common Stock”), of Imation Corp., a Delaware corporation (the “Company”), for the Aggregate Purchase Price (such purchase, in accordance with the terms and conditions set forth herein, the “Transaction”).
     Section 1. Initial Settlement.
     On the Trading Day (the “Initial Settlement Date”) next following the Execution Date, (i) the Purchaser will make an initial payment for the Acquisition Shares by delivering an amount equal to the sum of (a) the product of (1) the number of Acquisition Shares and (2) the Initial Price (such product, the “Initial Settlement Amount”), and (b) the product of (1) the number of Acquisition Shares and (2) the per-share commission set forth on attached Schedule A (such product, the “Commission”), by wire transfer of immediately available funds to an account designated by Merrill Lynch, and (ii) Merrill Lynch will deliver the Acquisition Shares to the Purchaser. The parties understand and agree that the delivery of the Acquisition Shares by or on behalf of Merrill Lynch upon the payment of the Initial Settlement Amount by the Purchaser is irrevocable and that as of the Initial Settlement Date the Purchaser shall be the sole beneficial owner of the Acquisition Shares for all purposes.
     Section 2. Final Settlement Amount and Dividend Amounts.
          (a) On the Business Day immediately following the Final Averaging Date, the Calculation Agent shall calculate the dollar amount equal to the Initial Settlement Amount minus the product of (i) the Adjusted Purchase Price multiplied by (ii) the number of Acquisition Shares (the “Final Settlement Amount”).
               (i) “Adjusted Purchase Price” means VWAP minus the discount set forth on attached Schedule A.
               (ii) “VWAP” means the arithmetic average of daily volume-weighted average prices of shares of Common Stock on each Trading day during the Averaging Period (other than Excluded Trading Days). Purchaser acknowledges that the Calculation Agent may refer to Bloomberg Page “IMN.N <Equity> AQR” (or any successor thereto), in its discretion, to determine the VWAP. Notwithstanding the foregoing, in respect of any Excluded Trading Day that was a Disrupted Day where the applicable disruption event(s) affected only part of such scheduled Trading Day, the Calculation Agent may make adjustments to VWAP to take into account Common Stock prices available during the portion of such scheduled Trading Day not affected by such disruption event(s); provided, that the Calculation Agent shall provide written notice to the Purchaser of any such adjustments to

VWAP, which notice shall set forth the reasons for such adjustment and include an explanation of the basis for, and the manner of calculation of, such adjustment.
          (b) On the third Business Day immediately following the Final Averaging Date (the “Final Settlement Date”), Merrill Lynch shall pay the Final Settlement Amount to the Purchaser if the Final Settlement Amount is positive; or, if the Final Settlement Amount is negative, the Purchaser shall pay the Final Settlement Amount (as a positive value) to Merrill Lynch.
               (i) “Final Averaging Date” means the last Trading Day for which VWAP in respect of the Common Stock will be determined as specified by Merrill Lynch or its designated affiliate to the Purchaser no later than 8:00 PM Eastern Standard time on the Trading Day next following such last Trading Day; provided, that such Trading Day shall not be any earlier than Earliest Final Date, nor any later than the Latest Final Date (each as set forth on attached Schedule A); provided, further, that such latter date shall be extended by the number of Trading Days equal to the number of Excluded Trading Days occurring since the Effective Date.
          (c) Excluded Trading Days.
               (i) In the event that Merrill Lynch concludes, upon advice of counsel, that a distribution of the Shares will occur for purposes of Regulation M in which the Purchaser would, were the Purchaser to acquire Shares during the “restricted period” (as defined in Regulation M), be an “affiliated purchaser” (as defined in Regulation M), Merrill Lynch shall designate by written notice to the Purchaser all scheduled Trading Days in the Averaging Period that would also be within such “restricted period” as “Excluded Trading Days”. In the event that the Purchaser becomes aware of any distribution that would trigger to the foregoing provision, the Purchaser shall promptly notify Merrill Lynch of the same.
               (ii) In the event that Merrill Lynch concludes that a scheduled Trading Day during the Averaging Period is a Disrupted Day, such scheduled Trading Day shall be an “Excluded Trading Day”, and Merrill Lynch shall notify the Purchaser in writing of the same.
     Section 3. Potential Adjustment Event.
     If a Potential Adjustment Event occurs, then the terms of the Transaction will be subject to Calculation Agent Adjustment.
     Section 4. Termination Event.
     Upon the occurrence of a Termination Event, Merrill Lynch may, following written notice to the Purchaser, terminate the Transaction and, in its capacity as Calculation Agent, may reasonably determine the terms of settlement, based on the market value of the Transaction as of the Termination Date, but also taking into account the losses of Merrill Lynch that are or would be incurred under then prevailing circumstances in replacing, or in providing Merrill Lynch with the economic equivalent of, the material terms of the Transaction. For the avoidance of doubt, such terms of settlement shall not include lost profits beyond the market value of the Transaction or any punitive damages, and Merrill Lynch will use commercially reasonable efforts to mitigate its losses in connection with the termination of the Transaction. Such written notice shall describe the nature of the Termination Event, the date of its occurrence, the date selected by the Calculation Agent to be the Termination Date, which shall not be earlier than three Business Days after the date of such notice, and set forth in reasonable detail the basis for, and the manner of, the calculation of the terms of settlement. To the extent consistent with the Purchaser’s existing confidentiality obligations, the Purchaser shall promptly notify Merrill Lynch in writing when it becomes aware of the occurrence of a Termination Event or believes one is likely to occur.
     Section 5. Covenants.
     The Purchaser covenants to Merrill Lynch:

          (a) neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M under the Exchange Act) of shares of Common Stock or any security for which such shares is a reference security (as defined in Regulation M) from the Effective Date through the Final Averaging Date (the “Transaction Term”); and
          (b) neither the Purchaser nor any member of a “group” of which the Purchaser would be a part (for the purposes of Section 14(d) of the Exchange Act) shall acquire or dispose of shares of Common Stock, otherwise become or cease to be the beneficial owner of such shares or enter into any derivative transaction involving such shares, in each case during the Transaction Term, other than as provided for herein.
     Section 6. Representations and Warranties of the Purchaser.
     The Purchaser hereby represents and warrants to Merrill Lynch that:
          (a) the Purchaser has all power and authority to execute and deliver this Agreement and perform its obligations hereunder;
          (b) this Agreement has been duly authorized, validly executed and delivered by the Purchaser and constitutes a legal, valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies);
          (c) the Purchaser is not entering into this Agreement with the intent to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock), which includes, without limitation, intent to (i) create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock), (ii) to facilitate a future distribution of the Common Stock (or any security convertible into or exchangeable for Common Stock) or (iii) enter into this Agreement in connection with a future issuance of securities as part of a plan;
          (d) to the Purchaser’s knowledge, the Transaction will not violate the provisions of or rules under the Exchange Act pertaining to tender offers (including without limitation Sections 14(d) and 14(e) of the Exchange Act and Regulations 14D and 14E under the Exchange Act), and the Purchaser is not entering into the Transaction in anticipation of, or in connection with, or to facilitate a tender offer;
          (e) the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the Transaction will not (i) conflict with, or result in, a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or any other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, other than such defaults which would not impair the ability of the Purchaser to perform its obligations hereunder in all material respects, or (ii) conflict with, or result in any violation of the provisions of, the Articles of Incorporation of the Purchaser or any statute or any rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties;
          (f) no consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body having jurisdiction over the Purchaser is required for the purchase of the shares of Common Stock by the Purchaser, the compliance by the Purchaser with all the terms of this Agreement, or the consummation by the Purchaser of the Transaction;
          (g) the Purchaser has made its own independent inquiry as to the legal, tax, credit and accounting aspects of the Transaction and any related transactions, and the Purchaser has not relied on Merrill Lynch, Merrill Lynch’s legal counsel or Merrill Lynch’s accounting advisors for legal, tax, credit or accounting advice in connection with the Transaction or any related transactions. The Purchaser agrees and acknowledges that Merrill Lynch and its affiliates may from time to time, not in the capacity of the Purchaser’s agent but in the ordinary course of their business, execute transactions for their own account or the account of customers and hold and deal in securities or options on securities of the Purchaser and the Company (including, without limitation, Common Stock) and that Merrill Lynch and its affiliates may continue to conduct such transactions during the Transaction Term;
          (h) as of the Execution Date the Purchaser is not in possession of material non-public information (i) with respect to the shares of Common Stock or the Company or (ii) otherwise relevant to a decision to purchase or sell shares of Common Stock (collectively, the “Material Non-Public Information”);
          (i) the Purchaser is entering into this Agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”); it is the intent of the parties that the Transaction comply with the requirements of Rule l0b5-l(c)(1)(i)(A) and (B) and the Transaction shall be interpreted to comply with the requirements of Rule 10b5-l(c); the Purchaser will not seek to control or influence Merrill Lynch to make “purchases or sales” (within the meaning of Rule 10b5-1(c)(l)(i)(B)(3)) under the Transaction; the Purchaser has consulted with its own advisors as to the legal aspects of its execution, and consummation of the Transaction contemplated by, this Agreement under Rule 10b5-1;
          (j) the Purchaser is not, and during the Transaction Term the Purchaser will not be, (i) a person acting, directly or indirectly, in concert with the Company for the purpose of acquiring the Company’s securities or (ii) an affiliate of the Company who controls the Company’s purchases of such securities, whose purchases are controlled by the Company or whose purchases are under common control with those of the Company;
     Section 7. Representations and Warranties of Merrill Lynch.
     Merrill Lynch hereby represents and warrants to the Purchaser that:
          (a) Merrill Lynch has all power and authority to execute this Agreement and to consummate the Transaction;
          (b) Merrill Lynch or one of its affiliates is, or immediately prior to the time of sale to the Purchaser will be, the record and beneficial owner of all of the Acquisition Shares it will sell hereunder; and upon the delivery of and payment for the Acquisition Shares at the Initial Settlement Date, the Purchaser will acquire good and valid title to all of the Acquisition Shares that the Purchaser is entitled to receive from Merrill Lynch in accordance with the terms of this Agreement, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, other than any resulting from the identity of the Purchaser; and
          (c) this Agreement has been duly authorized, validly executed and delivered by Merrill Lynch and constitutes a legal, valid and binding agreement of Merrill Lynch, enforceable against Merrill Lynch in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies).
          It is understood by the parties hereto that Merrill Lynch (or its affiliate or agent) will effect transactions in shares of Common Stock in connection with the Transaction. The timing of such transactions by Merrill Lynch, the price paid per share of Common Stock pursuant to such transactions and the manner in which such purchases are made, including without limitation whether such transactions are made on any securities exchange or privately, shall be within the sole discretion of Merrill Lynch.
     Section 8. Indemnification.
          (a) Each party (the “Indemnifying Party”) agrees to indemnify the other party and its affiliates and their respective directors, officers, employees, agents and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable federal or state law, or otherwise, and related to or arising out of (a) the breach by the Indemnifying Party of any of its representations or warranties contained in this Agreement and (b) the breach by the Indemnifying Party of any of its covenants or agreements contained in this Agreement, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party, except if such claim, action or proceeding is initiated or brought by or on behalf of the Indemnifying Party. An Indemnifying Party will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from willful misconduct or gross negligence on the part of an Indemnified Party.
          (b) The Indemnifying Party agrees that without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement.
          (c) The provisions of this Section 8 shall survive for three (3) years from the later of (i) the Effective Date and (ii) termination of the Transaction in accordance with Section 4.
     Section 9. Certain Definitions.
     As used herein the following terms shall have the meanings set forth below:
     “Aggregate Purchase Price” means (i) the product of the Adjusted Purchase Price and the number of Acquisition Shares plus (ii) the Commission.
     “Averaging Period” means the period from the First Averaging Date to and including the Final Averaging Date.
     “Bankruptcy” means the Company (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (iii) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (e) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (f) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (g) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (h) takes any action in furtherance of, or indicating the Company’s consent to, approval of, or acquiescence in, any of the foregoing acts.
     “Business Day” means any day, other than weekends, on which commercial banks in both New York City, New York and Tokyo, Japan, are open for business.
     “Calculation Agent” means Merrill Lynch International.
     “Calculation Agent Adjustment” means any adjustment applied by the Calculation Agent to any variable relevant to the settlement, payment or other terms of the Transaction, as the Calculation Agent determines appropriate to account for a Potential Adjustment Event, as well as the determination by the Calculation Agent of the effective date of such adjustment; provided, that the Calculation Agent shall provide written notice to the Purchaser of any such Calculation Agent Adjustment, which notice shall set forth the reasons for such adjustment and include an explanation of the basis for, and the manner of calculation of, such adjustment.
     “Closing Price” on any day means the last reported sales price regular way of the Common Stock on such day or, in case no such sales price is reported on such day, the average of the reported closing bid and asked prices regular way of the Common Stock, in each case on the NYSE, or if not then traded on the NYSE, the principal securities exchange or quotation system on which the Common Stock is then listed or admitted to trading, or if not then listed or admitted to trading on a securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotations Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected by the Calculation Agent.
     “Delisting” means that the NYSE announces that pursuant to its rules, the Common Stock ceases (or will cease) to be listed, traded or publicly quoted on the NYSE for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as the NYSE.
     “Disrupted Day” means, with respect to a scheduled Trading Day, any material disruption (including without limitation, failure of such trading to commence or an early termination of such trading) in trading of the Common Stock on the NYSE or trading activity generally on the NYSE, or, in each case, if the Common Stock is not then traded on the NYSE, the principal securities exchange or quotation system on which such securities are then traded or, if not then traded on a securities exchange or quotation system, in the over-the-counter market.
     “Effective Date” means the Trading Day immediately following the Execution Date.
     “Execution Date” means the date first set forth above.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “First Averaging Date” means the Effective Date.
     “Initial Price” means the Closing Price of the Common Stock on the Execution Date as set forth on attached Schedule A.
     “Insolvency” means that by reason of the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of or any analogous proceeding affecting the Company, (a) all the shares of the Company are required to be transferred to a trustee, liquidator or other similar official, or (b) holders of the shares of the company become legally prohibited from transferring them.
     “Maturity Date” means the earlier of the Final Settlement Date and a Termination Date.
     “Merger Event” means, in respect of any relevant shares of Common Stock, any (i) reclassification or change of such shares that results in a transfer of or an irrevocable commitment to transfer all of such shares outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Company with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Company is the continuing entity and which does not result in a reclassification or change of all of such shares outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of the Company that results in a transfer of or an irrevocable commitment to transfer all such shares (other than such shares owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the Company or its subsidiaries with or into another entity in which the Company is the continuing entity and which does not result in a reclassification or change of all such shares outstanding but results in the outstanding shares

(other than shares owned or controlled by such other entity) immediately prior to such event collectively representing less than 50% of the outstanding shares immediately following such event.
     “NYSE” means the New York Stock Exchange, Inc.
     “Potential Adjustment Event” means any event that, in the judgment of the Calculation Agent, has a diluting or concentrative effect on the theoretical value of the shares of Common Stock (including without limitation dividends in excess of regular dividends as of the date hereof, share splits, share or other non-cash dividends or distributions, certain rights issues, share repurchases, reclassifications, capital consolidations).
     “Securities Act” means the Securities Act of 1933, as amended.
     “Stock Borrow Event” means, after the delivery of the Acquisition Shares to the Purchaser, Merrill Lynch is unable to borrow a sufficient number of shares of Common Stock at a rate of 35 basis points or less.
     “Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, greater than 10% and less than 100% of the outstanding voting shares of the Company, as determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.
     “Termination Date” means the date selected by the Calculation Agent to be the date for final settlement in connection with a termination of the Transaction pursuant to Section 4 hereof.
     “Termination Event” means the occurrence of any of the following: (i) Bankruptcy, (ii) Insolvency, (iii) Delisting, (iv) Stock Borrow Event, (v) Merger Event or (vi) Tender Offer.
     “Trading Day” means any day on which the Common Stock is traded on the NYSE, or, if not then traded on the NYSE, the principal securities exchange or quotation system on which such securities are then traded or, if not then traded on a securities exchange or quotation system, in the over-the-counter market.
     Section 10. Miscellaneous.
          (a) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and obligations set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
          (b) Assignment. Neither the rights under this Agreement nor the obligations created by this Agreement shall be assignable or delegable, in whole or in part, by either party herein without the prior written consent of the other, and any attempt to assign or delegate any rights or obligations arising under this Agreement without such consent shall be void.
          (c) Waivers, etc. No failure or delay on the part of either party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude further exercise thereof or the exercise of any other right. No amendment, modification or waiver of any provision of this Agreement nor consent to any departure by either party therefrom shall in any event be effective unless the same shall be in writing, and, in the case of a waiver or consent, shall be effective only in the specific instance and for the purpose for which given.
          (d) Beneficiaries. This Agreement shall be binding upon, and inure solely to the benefit of, the Purchaser and Merrill Lynch and no other person shall acquire any rights hereunder.

          (e) Changes of Law. If, due to any change in applicable law or regulations or the interpretation thereof by any court of law or other body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any Transaction shall become impracticable or impossible, the parties hereto shall use their commercially reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
          (f) Expenses. The Purchaser will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including the fees and disbursements of the Purchaser’s counsel and accountants and other experts. Merrill Lynch will pay its own expenses incident to the performance of its obligations under this Agreement, including the fees and disbursements of Merrill Lynch’s counsel and accountants and other experts.
          (g) Headings. Descriptive headings herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (h) Counterparts. This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be deemed to be, an original instrument and all such counterparts, taken together, shall constitute one and the same instrument.
          (i) Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served if in writing and delivered personally, by telegram, by telecopy or sent by overnight courier, postage prepaid:
if to Merrill Lynch:
4 Vesey Street
New York, New York 10080
Attention: Gary Rosenblum (Vice President)
Telecopy No.: +1-212-449-2615
if to the Purchaser:
TDK Corporation
13-1 Nihonbashi 1-chome
Chuo-ku, Tokyo 103-8272
Japan
Attention: Mr. Satoru Ibaraki (Finance Manager)
Telecopy No.: +81-3-5201-7118
or to such other address as any party may, from time to time, designate in a written notice given in a like manner. Notice given by telegram or telecopy shall be deemed delivered when evidence of the transmission is received by the sender and shall be confirmed in writing by overnight courier, postage prepaid. Notice given by overnight courier as set out above shall be deemed delivered the Business Day after the date the same is mailed.
          (j) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to conflict of law principles
          (k) Agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated shall act as “agent” for Merrill Lynch and the Purchaser within the meaning of Rule 15a-6 under the Exchange Act. The Agent is not a principal to this Agreement and shall have no responsibility or liability to Merrill Lynch or the Purchaser to pay or perform under this Agreement. Each of Merrill Lynch and the Purchaser agrees to proceed solely against the other to collect or recover any securities or money owing to it in connection with or as a result of this Agreement. The Agent shall otherwise have no liability in respect of this Agreement, except for its gross negligence or willful misconduct in performing its duties as Agent hereunder. As a broker-dealer registered with the Securities and Exchange Commission, the Agent, in its capacity as agent, will be responsible for (i) effecting the Transaction, (ii)

issuing all required notices, confirmations and statements to Merrill Lynch and the Purchaser and (iii) maintaining books and records relating to this Agreement.
          (l) Calculation Agent. Whenever a Calculation Agent is required to act or to exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. Furthermore, the Purchaser agrees that the Calculation Agent is not acting as a fiduciary for or as an advisor to the Purchaser in respect of its duties as Calculation Agent in connection with the Transaction.

     If the foregoing is in accordance with your understanding of our agreement, please sign both originals enclosed herein and return one original to us whereupon this letter and your acceptance shall represent a binding Agreement between the Purchaser and Merrill Lynch.

Very truly yours, TDK CORPORATION
By	/s/ Seiji Enami
	Name:	Seiji Enami
	Title:	Director & Senior Vice President General Manager Finance & Accounting Department

Accepted as of the date first written above. MERRILL LYNCH INTERNATIONAL
By	/s/ William T. Mullin
	Name:	William T. Mullin
	Title:	Authorized Signatory